EXHIBIT 99


For immediate release                           Contact:  Bob Fauteux
December 17, 2002                                         +1 212 573-3079
                                                          Colette Goldrick
                                                          +44 (20) 7654-1704




               PFIZER AGREES TO SELL ADAMS CONFECTIONARY BUSINESS
                              TO CADBURY SCHWEPPES
                                       ---
                          PFIZER ALSO DECIDES TO DIVEST
                SCHICK-WILKINSON SWORD SHAVING PRODUCTS BUSINESS

NEW YORK, Dec. 17 - Pfizer Inc has agreed to sell its Adams confectionary business for $4.2 billion in cash to Cadbury Schweppes plc, the company announced today.

Pfizer announced in June that it would explore strategic options for the Adams and Schick-Wilkinson Sword businesses.

Founded in 1899 as American Chicle by Thomas Adams, Adams was acquired in 1962 by the Warner-Lambert Company.

"Adams has a long history as a successful confectionary business, and we appreciate the significant contributions to Warner-Lambert and Pfizer that our Adams colleagues have made over the past 40 years," said Hank McKinnell, Pfizer chairman and chief executive officer. "Cadbury Schweppes offers the Adams business a strategic fit, and we wish our Adams colleagues well as they prepare for continued future growth with Cadbury Schweppes."


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Headquartered in Parsippany, New Jersey, Adams is one of the world's largest providers of confectionery products. With 2001 sales of approximately $1.9 billion, the business' top-selling brands include Halls(R), Trident(R), Dentyne(R), Bubbaloo(R), Bubblicious(R), Chiclets(R), Certs(R) and Clorets(R). Adams' newest product, Trident White(TM), is off to one of the fastest starts of any gum launch in the U.S. market. Adams does business in over 70 countries and has approximately 12,000 employees worldwide.

The Adams transaction is subject to the usual regulatory approvals and to the approval of Cadbury Schweppes shareholders; the transaction is expected to close in the first half of 2003.

In addition, Pfizer announced its decision to divest the Schick-Wilkinson Sword shaving products business within a year.

As a result of these decisions, the financial results of both the Adams and Schick businesses will be reported as discontinued operations.

For the Adams sale, Merrill Lynch and Lazard assisted Pfizer as investment bankers; Cadwalader, Wickersham & Taft provided legal counsel.

Pfizer Inc discovers, develops, manufactures and markets leading prescription medicines for humans and animals and many of the world's best-known consumer brands.